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                                                                  EXHIBIT 10.3




[LOGO] ANIKA                                             J. MELVILLE ENGLE
       THERAPEUTICS                                      PRESIDENT,
                                                         CHIEF EXECUTIVE OFFICER

                                                         TEL: 781.932.6616
                                                              EXT. 106

April 15, 1998


Charles H. Sherwood, Ph.D
1721 Vallejo Way
Upland, CA 91784

Dear Chuck:

I am pleased to reconfirm our offer of employment as Vice President Process Development.

Your salary will be at the rate of $140,000 per annum, payable biweekly. You will be eligible for Anika's comprehensive medical, dental and 401(k) benefit plans. Under the current terms, the 401(k) plan entitles you to contribute up to the maximum limit established by the IRS, and the company will match 100% of your contributions to the plan up to 5% of your salary. Your participation in the plans will be governed by and subject to the plan terms, as described in the official plan documents and the summary plan descriptions.

Additionally, you will receive the following benefits and be subject to the following terms:

Sign On Bonus: $10,000 payable after your first day of work at Anika. You agree to repay this amount if you resign from Anika within 12 months of your first day of employment.

Management Bonus: At plan performance, 20% of salary, payable shortly after year end, based on company and personal performance against key objectives. A copy of the Management Bonus Plan is attached. The first bonus payment will be for plan year 1998. In accordance with the Management Bonus Plan, your bonus for plan year 1998 will be prorated based on the number of months of your employment.

Stock Option Grant: 75,000 common stock options of the Company, vesting in equal installments over four years, at an option price to be determined on the earliest date provided for in the Company's Stock Option Plan (usually the price on the date of such Compensation Committee meeting). This grant will be governed by and subject to your execution of a stock option agreement in a form prepared by the Company.

Reimbursement of Relocation Expenses:

- Reasonable cost of transportation of you and your family to the Boston area.

-     Reasonable cost of transportation of normal household effects.

- Reasonable cost of brokerage commission and closing expenses for the sale of your house.


ANIKA THERAPEUTICS, INC.                                   FAX: 781.932.3360
236 WEST CUMMINGS PARK                                     E-MAIL: MENGLE@
WOBURN, MA 01801                                           ANIKATHERAPEUTICS.COM

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Charles H. Sherwood, Ph.D
April 15, 1998
Page 2


- One house hunting trip for your wife to visit Boston, not to exceed 7 days, utilizing coach airfare and reasonable costs

- Reasonable closing costs associated with the purchase of a new home, excluding financing costs and taxes.

-     Temporary living expenses for you for three months (up to $10,000).

- Four coach class roundtrip airfare tickets home to visit your family during the three month temporary living period.

- All reimbursements will be subject to Anika's policies and practices, including but not limited to documentation requirements. Please note that some reimbursements may constitute taxable income to you. You should consult with your personal tax advisor if you have questions concerning the tax treatment of any of these reimbursements.

- Outplacement services for your wife up to $15,000 to cover her expenses in obtaining a job in the Boston area.

- You agree to repay these amounts if you resign from Anika within 12 months of your first day of employment.

Severance in the event of termination:

      Termination without cause (non-performance related): If Anika terminates your employment without "cause" (as construed under Massachusetts common law for employment contracts), Anika will continue your base salary at its then current rate for six months, subject to your compliance with your obligations under your other agreements with the Company and your cooperation with any other reasonable requests by Anika for assistance during that period. In addition, in such circumstances the Company will also pay the premiums for continuation of medical [and dental] benefits under COBRA for you and your family for six months after termination of your employment (or until the end of COBRA eligibility, if earlier) [subject to your payment of the active employee share of premium payments for such coverage].

      Constructive termination: In the event of a "hostile" change of control and either (i) you are not offered comparable employment by the new Company; or
(ii) you resign from employment with the new Company that is not comparable employment within six months after the change of control, you will be entitled to the severance benefits that would be provided in the event of a termination without cause as set forth above. For purposes of this provision, a "hostile change of control" means any transaction not approved by a majority of the Company's board of directors who are in office as of the date hereof or who have been otherwise nominated by such director ("Pre-Deal Directors") as a result of which, or in connection with which, (i) 51% or more of the Company's voting equity securities are owned by persons who were not beneficial owners prior to such transaction or (ii) the Pre-Deal Directors no longer constitute a majority of the board of directors. For purposes of this provision, "comparable employment" means a position that has duties of at least a substantially similar level of responsibility and provide salary and medical, dental, and 401(k) benefits that are at least substantially similar in overall value to the package of salary, medical, dental and 401(k) benefits that you were receiving from Anika immediately prior to the change of control.

Other:

      Vacation: Accrued at a rate of three weeks per year, subject to the terms for accrual and use set forth in Anika's policies.


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Charles H. Sherwood, Ph.D
April 15, 1998
Page 3


      Arbitration: In the event of any controversy or claim arising out of or relating to this letter agreement or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise), that controversy or claim shall, to the fullest extent permitted by law, be settled by arbitration under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators (or alternatively, in any other forum or in any other form agreed by the parties). In the event that any person or entity other than you or Anika may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall be specifically enforceable. Notwithstanding the foregoing, this provision shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this provision.

Your offer is contingent on your execution of Anika's standard confidentiality, non-disclosure and non-compete agreements. Upon your acceptance of this offer, you will be an employee at will of the Company.

Your effective date of employment will be April 20, 1998.

Once signed by both you and Anika, this letter agreement will be a legal contract governed by the laws of Massachusetts (without giving effect to its conflict of laws provisions). Please sign and return one copy of this letter acknowledging your acceptance of this employment offer. I am enthusiastic about Anika's future prospects and look forward to your leadership and contribution to the Anika team.

Sincerely,                                Accepted:


/s/ J. Melville Engle                     /s/ Charles H. Sherwood

J. Melville Engle                         Charles H. Sherwood, Ph.D
President, Chief Executive Officer